Exhibit 99.1

First National Lincoln Corporation Declares Dividend

DAMARISCOTTA, Maine--(BUSINESS WIRE) – September 21, 2006 -- The Board of Directors of First National Lincoln Corporation (NASDAQ NM: FNLC), today declared a quarterly dividend of 15.5 cents per share. This third-quarter dividend, which is payable October 31, 2006, to shareholders of record as of October 6, 2006, represents an increase of 14.8% or 2.0 cents per share over the third-quarter dividend declared in 2005 of 13.5 cents per share.

"The Company has raised its regular cash dividend for 13 consecutive years and for 44 consecutive quarters," noted Daniel R. Daigneault, FNLC's President & Chief Executive Officer. "The quarterly dividend of 15.5 cents per share translates into an annual dividend of 62.0 cents per share, and based on the September 20th closing price of $16.75 per share, results in a current annual dividend yield of 3.70%.

"Our Board of Directors view the payment of cash dividends as an important component of shareholder return," President Daigneault went on, “a view we also hear echoed often by our shareholders. While the current economic environment has been very challenging for banking companies, especially with a flat yield curve, we continue to maintain an excellent dividend payout ratio and dividend yield – higher than that of many other companies. Given these factors and our excellent long-term track record, I continue to view First National Lincoln Corporation as an attractive investment."

First National Lincoln Corporation, headquartered in Damariscotta, Maine, is the bank holding company for The First, N.A. and First Advisors. The First is an independent community bank serving Midcoast and Downeast Maine with fourteen offices in Lincoln, Knox, Hancock and Washington Counties that provide consumer and commercial banking products and services. First Advisors provides investment advisory and trust services from three offices in Damariscotta, Bar Harbor, and Brunswick, Maine.

Forward-looking and cautionary statements: except for the historical information and discussions contained herein, statements contained in this release may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks, uncertainties and other factors that could cause actual results to differ materially, as discussed in the company's filings with the Securities and Exchange Commission.

For additional information contact F. Stephen Ward, Executive Vice President & Chief Financial Officer, at 207.563.3272.